Exhibit 99.1

CONTACT:      Liz Merritt, Rural/Metro Corporation

          (480) 606-3337

          Sharrifah Al-Salem, FD

          (415) 293-4414

RURAL/METRO ANNOUNCES STRONG THIRD-QUARTER RESULTS;

Fiscal 2010 Adjusted EBITDA Guidance Raised to $67.0 Million to $69.0 Million

Highlights:

•	Quarterly net revenue increased 7.5% over the prior year to $133.1 million; year-to-date net revenue increased 8.8% over the prior year to $396.9 million.

•

Quarterly net income attributable to Rural/Metro was $3.8 million, or diluted earnings per share (EPS) of $0.15, including a loss on debt extinguishment of $0.3 million; year-to-date net income attributable to Rural/Metro was $1.9 million, or diluted EPS of $0.08, including a $14.2 million loss on debt extinguishment.

•

Quarterly Adjusted EBITDA from continuing operations was $17.9 million, or an increase of 22.5% over the prior-year period; year-to-date Adjusted EBITDA from continuing operations was $52.3 million, an increase of 19.3% from the same prior-year period.

•	Fiscal 2010 guidance for Adjusted EBITDA from continuing operations is raised to new range of $67.0 million to $69.0 million; capital expenditures updated to $16.0 million.

SCOTTSDALE, Ariz. (May 10, 2010) – Rural/Metro Corporation (NASDAQ: RURL), a leading provider of ambulance and private fire protection services, today announced strong financial results for its fiscal 2010 third quarter ended March 31, 2010.

“We are pleased to announce solid growth in the third fiscal quarter, supported by reduced uncompensated care, rate increases, growth in transport volume and strong cash flows,” said Conrad A. Conrad, interim President and Chief Executive Officer. “Following strong year-to-date performance, we have raised our fiscal 2010 guidance for Adjusted EBITDA from continuing operations to a range of $67.0 million to $69.0 million from the previous range of $63.0 million to $65.0 million.”

Results of Operations for the Fiscal 2010 Third Quarter Ended March 31, 2010

For the quarter ended March 31, 2010, the Company generated net revenue of $133.1 million, an increase of 7.5%, or $9.2 million, compared to $123.9 million for the same period last year. The increase was attributable primarily to same-service-area growth, which included reductions in uncompensated care and rate increases, as well as a 4.5% increase in total transport volume in the quarter.

Payroll and employee benefits expense for the third fiscal quarter was $80.0 million, or 60.1% of net revenue, compared to $76.0 million, or 61.3% of net revenue, in the same period of the prior year. The year-over-year increase in payroll dollars incurred was driven primarily by additional labor hours deployed in response to the increase in ambulance transport volume and higher expenses for employee health insurance.

Other operating expenses for the third fiscal quarter were $31.4 million, or 23.6% of net revenue, compared to $28.0 million, or 22.6% of net revenue for the same prior-year period. The year-over-year increase is attributable primarily to increases in professional fees and vehicle and equipment expense related to growth in transport volume and fuel prices.

General and auto liability insurance expense for the third fiscal quarter was $3.4 million, or a decrease of $1.5 million, when compared to $4.9 million for the same period of the prior year. There were no actuarial adjustments recorded in the third quarter.

During the third quarter, the Company redeemed $4.0 million of 9.875% Senior Subordinated Notes (the “Notes”) that remained outstanding following the Company’s November 2009 tender offer. The loss on debt extinguishment related to those remaining Notes was $0.3 million.

Including the $0.3 million loss on debt extinguishment, third-quarter net income attributable to Rural/Metro was $3.8 million, or diluted EPS of $0.15, compared to net income of $1.0 million and EPS of $0.04 for the third quarter of the prior year. Excluding the $0.3 million loss on debt extinguishment and its related tax effect, quarterly net income would have been $4.5 million, or diluted EPS of $0.18.

Adjusted EBITDA from continuing operations for the third quarter increased 22.5% to $17.9 million compared to $14.7 million for the same period in fiscal 2009. Adjusted EBITDA from continuing operations excludes the effect of the quarterly loss on debt extinguishment of $0.3 million as well as share-based compensation expense of $87,000.

Results of Operations for the Nine Months Ended March 31, 2010

For the nine months ended March 31, 2010, the Company generated net revenue of $396.9 million, an increase of 8.8% compared to $364.9 million for the same period last year. The increase was attributable primarily to same-service-area growth, which included reductions in uncompensated care and rate increases, as well as a 3.6% increase in total transport volume.

Payroll and employee benefits expense for the nine-month period was $241.8 million, or 60.9% of net revenue, compared to $225.1 million, or 61.7% of net revenue for the same period of the prior year. The year-over-year increase in payroll dollars incurred was driven primarily by additional labor hours driven as a result of increased transport volume, and higher expenses related to employee health and workers’ compensation insurance.

Other operating expenses for the nine-month period were $90.1 million, or 22.7% of net revenue, compared to $84.6 million, or 23.2% of net revenue for the same period of the prior year. The year-over-year difference in actual dollars spent was attributable primarily to increases in operating equipment and supplies related to higher transport volume, as well as additional professional fees. These increases were offset by a year-to-date decrease in fuel expense.

General and auto liability insurance expense for the first nine months of fiscal 2010 was $12.0 million, compared to $10.6 million for the same prior-year period. The year-over-year variance was driven primarily by a $1.1 million increase in current-year claims costs and a $0.3 million net increase in actuarial adjustments.

Net income attributable to Rural/Metro for the first nine months of fiscal 2010 including the $14.2 million loss on debt extinguishment, was $1.9 million, or diluted EPS of $0.08, compared to net income of $2.8 million and diluted EPS of $0.11 in the first nine months of fiscal 2009. Excluding the $14.2 million loss on debt extinguishment, net income for the nine-month period would have been $10.6 million, or diluted EPS of $0.42.

Cash flows for the period remained strong, with year-to-date net cash provided by operating activities of $38.3 million, compared to $37.3 million for the same prior-year period.

Adjusted EBITDA from continuing operations for the first nine months of fiscal 2010 increased 19.3% to $52.3 million, compared to $43.8 million for the same period in fiscal 2009. Adjusted EBITDA from continuing operations excludes the effect of the year-to-date loss on debt extinguishment of $14.2 million as well as share-based compensation expense of $0.4 million.

Adjusted EBITDA from continuing operations, net income and diluted EPS attributable to Rural/Metro, in each instance excluding the loss on debt extinguishment are key indicators management uses to evaluate operating performance. While Adjusted EBITDA from continuing operations, net income and diluted EPS attributable to Rural/Metro, in each instance excluding the loss on debt extinguishment are not intended to replace presentations included in the Company’s consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, the Company believes these measures are useful to investors in assessing its ability to meet future debt service, capital expenditure and working capital requirements. This calculation may differ in the method of calculation from similarly titled measures used by other companies. A reconciliation of Adjusted EBITDA to income/(loss) from continuing operations and discontinued operations for the three and nine months ended March 31, 2010 and 2009, as well as a reconciliation of net income and diluted EPS attributable to Rural/Metro excluding the loss on debt extinguishment to net loss attributable to Rural/Metro and diluted earnings per share for the three and nine months ended March 31, 2010 and 2009, are included with this press release and the related current report on Form 8-K.

Quarterly Operating Statistics

The table below provides results for medical transports, Average Patient Charge (APC), and Days Sales Outstanding (DSO) during each of the five most recent quarters:

•	The quarterly increase in transport volume when compared to the same prior-year period was driven primarily by growth in non-emergency transports.

•

APC improvement of $20 per transport when compared to the fiscal 2009 third quarter was primarily due to continued reductions in uncompensated care and rate increases. Uncompensated care as a percentage of gross revenue decreased to 12.9%, as compared to 13.7% for the third quarter of fiscal 2009 and 13.4% for the second quarter of fiscal 2010. APC represents average cash collected per ambulance transport during the period.

•

DSO improved by 11 days when compared to the third quarter of fiscal 2009 and two days when compared to the second quarter of fiscal 2010. This improvement was related primarily to the Company’s ongoing national implementation of its electronic patient care record system, as well as overall billing and collections improvements.

	Q3 ’09 (3/31/09)	Q4 ’09 (6/30/09)	Q1 ’10 (9/30/09)	Q2 ’10 (12/31/09)	Q3 ’10 (3/31/10)
Medical Transports (1)	265,376	266,357	268,755	271,396	277,276
Average Patient Charge (APC) (2)	$374	$378	$389	$397	$394
Days Sales Outstanding (DSO) (3)	55	52	49	46	44

(1)	Defined as emergency and non-emergency medical patient transports from continuing operations.
(2)	Net medical transport APC is defined as gross ambulance transport revenue less provisions for contractual allowances applicable to Medicare, Medicaid and other third-party payers and uncompensated care divided by medical transports from continuing operations.
(3)	DSO is calculated using the average accounts receivable balance on a rolling 13-month basis and net revenue on a rolling 12-month basis and has not been adjusted to eliminate discontinued operations.

Fiscal 2010 Guidance Raised

Today, the Company raised guidance for Adjusted EBITDA from continuing operations for the 12 months ending June 30, 2010 to a range of $67.0 million to $69.0 million. Guidance for fiscal 2010 capital expenditures was updated to $16.0 million.

Conference Call to Discuss Results

The Company will discuss results in a conference call today beginning at 8 a.m. Pacific/11 a.m. Eastern. To access the conference call, dial 877-383-7417 (domestic) or 678-904-3972 (international). The call also will be broadcast and archived on the Company’s web site at www.ruralmetro.com. A telephone replay will be available approximately two hours after the conclusion of the call through 11:59 p.m. Eastern time on May 13, 2010. To access the replay, dial 800-642-1687. From international locations, dial 706-645-9291. The required pass code is 67520725.

About Rural/Metro

Rural/Metro Corporation provides emergency and non-emergency ambulance services and private fire protection services in 20 states and approximately 400 communities throughout the United States. For more information, visit the Company’s web site at www.ruralmetro.com.

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS

The foregoing reflects the Company’s views about its future financial condition, performance and other matters that constitute “forward-looking” statements as such term is defined by the federal securities laws. Many of these statements can be found by looking for words such as “believe”, “anticipate”, “expect”, “plan”, “intend”, “may”, “should”, “will likely result”, “continue”, “estimate”, “project”, “goals”, or similar words used herein in connection with any discussions of future operating or financial performance or business prospects. We may also make forward-looking statements in our earnings reports filed with the Securities and Exchange Commission (SEC), earnings calls and other investor communications. These forward-looking statements are subject to the safe harbor protection provided by federal securities laws. These forward-looking statements are subject to numerous risks, uncertainties and assumptions, including those relating to the Company’s future business prospects, uncompensated care, working capital, accounts receivable collection, liquidity, cash flow, EBITDA, adjusted EBITDA, capital expenditures, insurance coverage and claim reserves, capital needs, key operating metrics, future growth plans, future operating results, and future compliance with covenants in our debt facilities or instruments. In addition, the Company may face risks and uncertainties related to other factors that are listed in its periodic reports filed under the Securities Exchange Act. Although the Company believes the expectations reflected in its forward-looking statements are based upon reasonable assumptions, because the statements are subject to risks and uncertainties, the Company can give no assurance that its expectations will be attained or that actual developments and results will not materially differ from those expressed or implied by the forward-looking statements. Readers are cautioned not to place undue reliance on the statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by law.

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(RURL/F)

RURAL/METRO CORPORATION

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share data)

	March 31, 2010	June 30, 2009
ASSETS
Current assets:
Cash and cash equivalents	$33,137	$37,108
Accounts receivable, net	59,788	64,355
Inventories	7,802	8,535
Deferred income taxes	24,407	25,032
Prepaid expenses and other	4,945	19,895

Total current assets	130,079	154,925

Property and equipment, net	48,487	49,096
Goodwill	37,700	37,700
Restricted cash	17,842	—
Deferred income taxes	41,669	41,678
Other assets	10,465	11,556

Total assets	$286,242	$294,955

LIABILITIES AND DEFICIT
Current liabilities:
Accounts payable	$16,027	$14,883
Accrued liabilities	51,322	57,588
Deferred revenue	21,323	21,585
Current portion of long-term debt	2,675	199

Total current liabilities	91,347	94,255

Long-term debt, net of current portion	266,373	277,110
Other long-term liabilities	29,436	28,497

Total liabilities	387,156	399,862

Rural/Metro Stockholders’ deficit:
Common stock, $0.01 par value, 40,000,000 shares authorized, 25,248,400 and 24,852,726 shares issued and outstanding at March 31, 2010 and June 30, 2009, respectively	252	248
Additional paid-in capital	156,533	155,187
Treasury stock, 96,246 shares at both March 31, 2010 and June 30, 2009	(1,239)	(1,239)
Accumulated other comprehensive loss	(2,592)	(2,597)
Accumulated deficit	(256,423)	(258,331)

Total Rural/Metro stockholders’ deficit	(103,469)	(106,732)

Noncontrolling interest	2,555	1,825

Total deficit	(100,914)	(104,907)

Total liabilities and deficit	$286,242	$294,955

RURAL/METRO CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2010	2009	2010	2009
Net revenue	$133,137	$123,865	$396,909	$364,911

Operating expenses:
Payroll and employee benefits	79,951	75,980	241,830	225,113
Depreciation and amortization	3,814	3,605	11,445	10,514
Other operating expenses	31,449	28,033	90,068	84,618
General/auto liability insurance expense	3,396	4,856	11,981	10,618
Gain on sale of assets	(113)	(165)	(515)	(404)

Total operating expenses	118,497	112,309	354,809	330,459

Operating income	14,640	11,556	42,100	34,452
Interest expense	(7,116)	(7,749)	(21,761)	(23,325)
Interest income	38	107	169	255
Loss on debt extinguishment	(312)	—	(14,154)	—

Income from continuing operations before income taxes	7,250	3,914	6,354	11,382
Income tax provision	(2,664)	(2,090)	(2,315)	(6,385)
Income from continuing operations	4,586	1,824	4,039	4,997
Loss from discontinued operations, net of income taxes	(232)	(260)	(501)	(848)

Net income	$4,354	$1,564	$3,538	$4,149

Net income attributable to noncontrolling interest	(595)	(577)	(1,630)	(1,319)

Net income attributable to Rural/Metro	$3,759	$987	$1,908	$2,830

Income (loss) per share:
Basic -
Income from continuing operations attributable to Rural/Metro	$0.16	$0.05	$0.10	$0.15
Loss from discontinued operations attributable to Rural/Metro	$(0.01)	(0.01)	$(0.02)	(0.04)

Net income attributable to Rural/Metro	$0.15	$0.04	$0.08	$0.11

Diluted -
Income from continuing operations attributable to Rural/Metro	$0.16	$0.05	$0.10	$0.15
Loss from discontinued operations attributable to Rural/Metro	$(0.01)	(0.01)	$(0.02)	(0.04)

Net income attributable to Rural/Metro	$0.15	$0.04	$0.08	$0.11

Average number of common shares outstanding - Basic	25,247	24,843	25,057	24,830

Average number of common shares outstanding - Diluted	25,450	24,897	25,325	24,907

RURAL/METRO CORPORATION

RECONCILIATION OF NET INCOME EXCLUDING LOSS ON DEBT EXTINGUISHMENT

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2010	2009	2010	2009
Net income attributable to Rural/Metro	$3,759	$987	$1,908	$2,830

Loss on debt extinguishment	312	—	14,154	—
Tax effect of loss on debt extinguishment	424	—	(5,441)	—
Adjusted net income attributable to Rural Metro	4,495	987	10,621	2,830

Income per share:
Basic -
Net income attributable to Rural/Metro	$0.18	$0.04	$0.42	$0.11

Diluted -
Net income attributable to Rural/Metro	$0.18	$0.04	$0.42	$0.11

Average number of common shares outstanding - Basic	25,247	24,843	25,057	24,830

Average number of common shares outstanding - Diluted	25,450	24,897	25,325	24,907

RURAL/METRO CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the nine months ended March 31, 2010 and 2009

(unaudited)

(in thousands)

	2010	2009
Cash flows from operating activities:
Net income	$3,538	$4,149
Adjustments to reconcile net income to net cash provided by operating activities -
Depreciation and amortization	11,566	10,871
Non-cash adjustments to insurance claims reserves	2,149	129
Accretion of 12.75% Senior Discount Notes	7,769	7,334
Accretion of Term Loan Due 2014	325	—
Deferred income taxes	1,160	3,790
Excess tax benefits from share-based compensation	(529)	—
Amortization of debt issuance costs	1,280	1,632
Non-cash loss on debt extinguishment	2,345	—
Loss on disposal of property and equipment	48	58
Gain on property insurance settlement	(119)	—
Share-based compensation expense	391	185
Change in assets and liabilities -
Accounts receivable	4,567	6,713
Inventories	733	(417)
Prepaid expenses and other	1,876	3,240
Other assets	(4,053)	724
Accounts payable	(197)	(1,921)
Accrued liabilities	6,346	1,769
Deferred revenue	(262)	(380)
Other liabilities	(596)	(589)

Net cash provided by operating activities	38,337	37,287

Cash flows from investing activities:
Capital expenditures	(9,391)	(12,485)
Proceeds from property insurance settlement	119	—
Proceeds from the sale/disposal of property and equipment	8	—
Increase in restricted cash	(17,842)	—

Net cash used in investing activities	(27,106)	(12,485)

Cash flows from financing activities:
Payments on Term Loan B	(66,000)	(12,000)
Payments on Senior Subordinated Notes	(125,000)	—
Payments on Term Loan Due 2014	(450)	—
Payments on other debt and capital leases	(174)	(399)
Borrowings under Term Loan Due 2014	178,200	—
Debt issuance costs	(1,837)	—
Excess tax benefits from share-based compensation	529	—
Net proceeds from issuance of common stock under share-based compensation plans	430	2
Distributions to noncontrolling interest	(900)	(500)

Net cash used in financing activities	(15,202)	(12,897)

Increase (decrease) in cash and cash equivalents	(3,971)	11,905
Cash and cash equivalents, beginning of year	37,108	15,907

Cash and cash equivalents, end of year	$33,137	$27,812

Supplemental disclosure of non-cash operating activities:
Increase (decrease) in other current assets and accrued liabilities for general liability insurance claim	$(13,073)	$1,334

Supplemental disclosure of non-cash investing and financing activities:
Property and equipment funded by liabilities	$1,907	$1,656

Supplemental cash flow information:
Cash paid for interest	$14,181	$17,503
Cash paid for income taxes, net	$1,538	$806

RURAL/METRO CORPORATION

RECONCILIATION OF INCOME FROM CONTINUING AND DISCONTINUED OPERATIONS TO EBITDA

(unaudited)

(in thousands)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2010	2009	2010	2009
Income from continuing operations	$4,586	$1,824	$4,039	$4,997
Add (deduct):
Depreciation and amortization	3,814	3,605	11,445	10,514
Interest expense	7,116	7,749	21,761	23,325
Interest income	(38)	(107)	(169)	(255)
Income tax provision	2,664	2,090	2,315	6,385
Income attributable to noncontrolling interest	(595)	(577)	(1,630)	(1,319)

EBITDA from continuing operations attributable to Rural/Metro	17,547	14,584	37,761	43,647

Add (deduct):
Share-based compensation expense	87	68	391	185
Loss on debt extinguishment	312	—	14,154	—

Adjusted EBITDA from continuing operations attributable to Rural/Metro	17,946	14,652	52,306	43,832

Loss from discontinued operations	(232)	(260)	(501)	(848)
Add (deduct):
Depreciation and amortization	—	85	121	358
Income tax benefit	(65)	(53)	(339)	(524)

EBITDA from discontinued operations attributable to Rural/Metro	(297)	(228)	(719)	(1,014)

Total adjusted EBITDA attributable to Rural/Metro	$17,649	$14,424	$51,587	$42,818